Exhibit 99.1

James River Announces Initial Estimate of Hurricane Losses

Pembroke, Bermuda, October 16, 2017 – James River Group Holdings, Ltd. (“James River”; NASDAQ: JRVR) announced today that its initial pretax loss estimate from Hurricanes Harvey, Irma and Maria is expected to be approximately $10 million, net of reinsurance and reinstatement premiums.

James River’s loss estimates are based on its current evaluation of the impacted contracts and are subject to change due to, among other factors, the complexity of the claims and preliminary nature of the information available to prepare the estimates.

“Our expected loss of $10 million in the face of industry losses that are likely to exceed $100 billion is an affirmation of our low volatility model. This loss will affect our earnings for the quarter and the year. However, we continue to anticipate earning a 12% or better return on tangible equity for the full year,” said J. Adam Abram, Chairman and Chief Executive Officer of James River.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements regarding the intent, belief or current expectations of James River and its management team.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important information regarding such risks and uncertainties can be found in in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 10, 2017. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies founded by members of our management team. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. The Company tends to focus on accounts associated with small or medium-sized businesses in each of its segments. Each of the Company's regulated insurance subsidiaries are rated "A" (Excellent) by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

For more information contact:

Kevin Copeland

SVP Finance and Chief Investment Officer

InvestorRelations@jrgh.net

441-278-4573